EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release: April 26, 2004

Central Vermont reports first quarter earnings
Connecticut Valley sale results in a gain

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated first quarter earnings of $10.4 million today, or 84 cents per basic and 82 cents per diluted share of common stock. This compares to first quarter 2003 earnings of $5 million, or 40 cents per basic and 39 cents per diluted share of common stock.

When the sale of substantially all the plant assets and franchise of subsidiary Connecticut Valley Electric Company ("CVEC") became probable in the second quarter of 2003, results of its operations were required to be presented in the financial statements as discontinued operations. The sale was completed on Jan. 1, 2004. As a result, first quarter 2004 discontinued operations reflect a gain, net of tax, of $12.3 million, or $1.02 per basic and $1.00 per diluted share of common stock. In the first quarter of 2003, discontinued operations contributed 4 cents to consolidated earnings.

For accounting purposes, components of the CVEC transaction are recorded in both continuing and discontinued operations in the consolidated income statement. The gain on the asset sale, net of tax, totaled $12.3 million, but CV recorded a loss on power costs, net of tax, of $8.4 million relating to termination of the power contract between CV and CVEC. When the two accounting transactions are combined to assess the total impact of the transaction, the result is a gain of $3.8 million, or 32 cents per basic and 31 cents per diluted share of common stock.

When the power contract loss accrual, discussed above, is removed from results of continuing operations, the increase in earnings from continuing operations for 2004 versus 2003 is 16 cents per diluted share of common stock.

"The sale was completed in a very timely and efficient manner, President Bob Young said. This closure allows us to focus solely on our Vermont utility business, rather than dealing with two regulatory jurisdictions. In addition to our core utility, we will continue to invest in wind opportunities at Catamount and transmission projects planned by Vermont Electric Power Company."

Quarterly Performance Summary
Utility Business - Continuing Operations
Operating Revenue increased $4.7 million, pre-tax, in the first quarter of 2004 compared to the same period in 2003 due to the following factors:

  Retail sales increased $2.3 million due to a 3 percent increase in volume mostly related to colder weather.
  The Jan. 1, 2004, termination of the power contract with CVEC decreased revenue by $2.9 million.
  Resale sales increased $4.7 million due to higher committed forward sales in 2004 (volume and price), partially offset by lower short-term sales through ISO-New England. The volume increase resulted from wholesale requirements power released due to the termination of the power contract between CV and CVEC, which made an additional 32,500 mWh available for resale, and mWh available from CV's long-term purchase power contracts due to higher output in 2004.
  Other operating revenue increased $0.6 million due to higher transmission and pole attachment revenue.

Purchased Power costs increased $18.4 million, pre-tax, in the first quarter of 2004 compared to the same period in 2003 as a result of the following factors:

  In the first quarter of 2004, in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies ("SFAS No. 5"), CV recorded a $14.4 million loss accrual related to the termination of the power contract between CV and CVEC. The loss accrual represents management's best estimate of the difference between expected sales revenue, in the wholesale market, for the power that was formerly sold to CVEC and the cost of power associated with that contract. The estimated life of the power contracts that were in place to source the CVEC power contract extends through 2015. In accordance with SFAS No. 5, the loss accrual will be reversed and amortized on a straight-line basis through 2015. In the first quarter of 2004, this amortization resulted in a $0.3 million decrease in purchased power costs.
  Purchases under long-term power contracts with Vermont Yankee, Hydro-Quebec and Independent Power Producers resulted in a $2.3 million increase, mostly due to higher output from each source.
  Short-term purchases through ISO-New England resulted in a $2.5 million increase, primarily due to higher market prices at the time of the purchases and volume relative to the same period in 2003.
  Other purchased power costs resulted in a $0.5 million decrease primarily related to a 2003 payment for an outstanding dispute related to Merrimack that was reimbursed in April 2003 with no comparable item in 2004.

Other factors affecting 2004 first quarter results compared to the same period in 2003 included:

  Lower other operating costs including transmission costs, employee-related costs, conservation and load management amortizations in 2003 versus no amortizations in 2004, and lower interest expense due to lower long-term debt.

Non-utility Business
Catamount recorded first quarter 2004 earnings of $0.6 million compared to a loss of $0.1 million in the first quarter of 2003, primarily due to fees associated with Catamount's United Kingdom development efforts and lower operating costs, offset by lower equity in earnings.

Discontinued Operations
In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, CVEC is presented as discontinued operations. First quarter 2003 results have also been restated, for presentation purposes, to reflect CVEC as discontinued operations.

Cash proceeds from the Jan. 1, 2004 sale amounted to about $30 million, of which $9 million represented the net book value of CVEC's plant assets. On Jan. 1, 2004, as a condition of the sale, CVEC paid CV $21 million to terminate its long-term wholesale power contract. The sale and contract termination resolved all CVEC restructuring litigation in New Hampshire and CV's stranded cost litigation at the Federal Energy Regulatory Commission.

As stated above, on a consolidated basis, the CVEC sale resulted in a gain, net of tax, of $3.8 million, or 32 cents per basic and 31 cents per diluted share of common stock.

2004 Financial Guidance
As we indicated in our Feb. 11, 2004 earnings release, we are now providing financial guidance for 2004. We expect 2004 consolidated earnings to be in the range of $1.62 to $1.67 per share. Our projection is based, in part, on the fact that the Vermont utility does not have an imposed earnings cap in 2004.

On April 7, 2004, the Vermont Public Service Board issued an order opening an investigation into whether CV's rates are just and reasonable. The Company cannot predict the outcome of that process at this time.

About CV
CV is Vermont's largest electric utility, serving over 148,000 customers statewide. The Company's two non-regulated subsidiaries include Catamount Energy Corporation and Eversant Corporation. Catamount invests in non-regulated energy generation projects in the United States and United Kingdom with a current focus on developing, owning and operating wind energy projects. Eversant sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, our ability to maintain our current credit ratings and performance of Catamount. These and other risk factors are detailed in the Company's Securities and Exchange Commission filings. The Company cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation Earnings per Diluted Share Reconciliation First quarter 2004 vs. First quarter 2003:

2003 Earnings per diluted share		$.39

Year over Year Effects on Earnings:
Higher resale sales - mostly higher volume	.22
Higher retail sales - mostly higher volume due to weather	.11
Lower other costs	.07
Catamount earnings in 2004 versus loss in 2003	.06
Higher other operating revenue	.03
Discontinued operations - 2003	(.04)
RS-2 power contract termination - no sales in 2004	(.14)
Higher purchase power costs - excluding SFAS No. 5 loss accrual	(.19)
Subtotal		.12

Net impact of CVEC sale:
Gain on discontinued operations	$1.00
SFAS No. 5 loss accrual - termination of power contract	(.69)
Subtotal		.31

2004 Earnings per diluted share		$.82

Central Vermont Public Service Corporation - Consolidated
Earnings Release (unaudited)
Quarters Ended March 31, 2004 and 2003
(dollars in thousands, except per share amounts)

	2004	2003
UTILITY OPERATING DATA
Retail and firm sales (mWh)	612,133	591,591

Operating revenues:
Retail and firm sales	$71,785	$69,504
Resale sales	10,186	5,528
RS-2 power contract	-	2,862
Other operating revenue	2,143	1,582
Total operating revenues	$84,114	$79,476

Operating expenses:
Purchased power	$57,922	$39,538
Other operating expense	26,812	33,097
Total operating expenses	$84,734	$72,635

NET INCOME AND COMMON STOCK
(Loss) Income from Continuing Operations	$(1,906)	$4,601
Gain from Discontinued Operations, net of taxes	12,256	359
Net Income	10,350	4,960
Preferred Stock Dividend Requirements	258	299
Earnings available for Common Stock	$10,092	$4,661

Average shares of common stock outstanding:
Basic	12,063,879	11,776,658
Diluted	12,286,867	11,979,743

Earnings per share of common stock - basic:
Continuing Operations	$(.18)	$.36
Discontinued Operations	$1.02	$.04
Earnings per share	$.84	$.40
Earnings per share of common stock - diluted:
Continuing Operations	$(.18)	$.35
Discontinued Operations	$1.00	$.04
Earnings per share	$.82	$.39

Dividends per share of common stock	$.23	$.22

NON-REGULATED BUSINESSES:
Catamount Energy Corporation:
Earnings (losses) per share of common stock	$.05	$(.01)

Eversant Corporation:
Earnings (losses) per share of common stock	$.01	$.01

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 775-0486 (home) (802) 742-3062 (beeper)
Contact:	Jean H. Gibson, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: jgibson@cvps.com